Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Third Quarter 2016 Results

Third Quarter 2016 Highlights

•	Net sales of $819 million and net loss of $47 million

•	Total Segment EBITDA of $112 million, a decrease of 5% compared with the prior period when adjusting for dispositions. LTM Adjusted EBITDA of $443 million

•	Total liquidity as of September 30, 2016 of $496 million

COLUMBUS, Ohio - (November 14, 2016) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the third quarter ended September 30, 2016.

“While our total Segment EBITDA declined slightly when adjusted for dispositions, a number of specialty businesses posted strong year-over-year gains, including Versatic Acids™ and Derivatives and our global forest products business, demonstrating the diversity of our differentiated product portfolio,” said Craig O. Morrison, Chairman, President and CEO. “In particular, the strong results in our Forest Products Segment reflected positive operating leverage from higher volumes and ongoing cost control initiatives, as well as the recent addition of our three new formaldehyde plants in the Americas that continue to ramp-up production. Offsetting these positive trends were volume decreases in our Oilfield business, which continues to be affected by the market downturn.”

Mr. Morrison added: “We recently announced a number of actions to further streamline the organization. This will provide a more unified focus across all of our business units, increase the overall speed of decision making and deliver additional savings by reducing corporate overhead costs. We remain focused on achieving the $37 million of cost reduction initiatives currently in process. Looking ahead, we believe the combination of our lean cost structure, global manufacturing footprint, innovative technology and diversified portfolio position Hexion for long-term growth.”

Third Quarter 2016 Results

Net Sales. Net sales for the quarter ended September 30, 2016 were $819 million, a decrease of 15% compared with $966 million in the prior year period when adjusting for the impact of the dispositions of our Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers (“PAC”) business and interest in HA-International, LLC, a joint venture. The decline in net sales was primarily driven by the pass through of savings from lower priced oil-driven feedstocks and lower volumes in our oilfield and specialty epoxy resins businesses, which were partially offset by volume gains in North America formaldehyde and phenolic specialty resins. In addition, the strengthening of the U.S. dollar against most other currencies negatively impacted net sales. Net sales declined 23% unadjusted for dispositions.

Segment EBITDA. Segment EBITDA for the quarter ended September 30, 2016 was $112 million, a decrease of 5% compared with $118 million in the prior year period when adjusting for dispositions. In the third quarter 2016, growth in in our Versatic™ Acids and Derivatives and global forest product businesses was not able to fully offset weaker oilfield proppant results, lower volumes in specialty and base epoxy resins, and the impact of a strengthening U.S. dollar against most other currencies. In addition, third quarter 2015 benefited from a $5 million positive lead lag impact that did repeat in the third quarter of 2016. Segment EBITDA declined 16% unadjusted for dispositions.

Global Restructuring Programs

Late in the second quarter of 2016, the Company completed the closure of its Norco, Louisiana facility and began sourcing epichlorohydrin under long-term external supply agreements. In total, the Company expects to achieve $20 million of annualized savings from this strategic initiative and realized $5 million as of the third quarter of 2016.

In addition to the Norco closure, the Company has $12 million of incremental, in-process cost savings related to manufacturing and $10 million in selling, general and administrative cost savings that include headcount reductions in connection with the broader corporate reorganization focused on streamlining Hexion’s organizational structure. As of September 30, 2016, Hexion had approximately $37 million of total in-process cost savings, the majority of which it expects to be achieved over the next 12 to 18 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2016 and 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net (loss) income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$476	$669	$1,664	$2,026
Forest Products Resins	343	396	1,016	1,205
Total	$819	$1,065	$2,680	$3,231

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$64	$92	$230	$265
Forest Products Resins	65	59	184	182
Corporate and Other	(17)	(18)	(50)	(54)
Total	$112	$133	$364	$393
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources

At September 30, 2016, Hexion had total debt of approximately $3.5 billion compared to $3.8 billion at December 31, 2015. In addition, at September 30, 2016, the Company had $496 million in liquidity comprised of $126 million of unrestricted cash and cash equivalents, $324 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $46 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss third quarter 2016 results on Monday, November 14 , 2016, at 10:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 681-2070
International Participants: +1 (442) 444-3169
Participant Passcode: 73489901

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on November 14, 2016. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 73489901. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At September 30, 2016, the Company’s availability under the ABL Facility exceeded the minimum requirements so it was not subject to a financial maintenance covenant.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net (loss) income.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net income to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Net sales	$819	$1,065	$2,680	$3,231
Cost of sales (1)	701	905	2,357	2,753
Gross profit	118	160	323	478
Selling, general and administrative expense	69	71	235	229
Gain on dispositions	—	—	(240)	—
Business realignment (income) costs	(3)	3	42	11
Other operating expense, net	7	12	6	22
Operating income	45	74	280	216
Interest expense, net	76	84	235	245
Gain on extinguishment of debt	(3)	(14)	(47)	(14)
Other non-operating expense (income), net	2	—	1	(1)
(Loss) income before income tax and (losses) earnings from unconsolidated entities	(30)	4	91	(14)
Income tax expense	16	1	40	28
(Loss) income before (losses) earnings from unconsolidated entities	(46)	3	51	(42)
(Losses) earnings from unconsolidated entities, net of taxes	(1)	4	8	13
Net (loss) income	$(47)	$7	$59	$(29)

(1)
Cost of sales for the three and nine months ended September 30, 2016 includes accelerated depreciation of $21 and $127, respectively, related to planned facility rationalizations within our Epoxy, Phenolic and Coatings Resins segment.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $19 and $8, respectively)	$145	$236
Accounts receivable (net of allowance for doubtful accounts of $14 and $15, respectively)	498	450
Inventories:
Finished and in-process goods	221	218
Raw materials and supplies	98	90
Other current assets	80	53
Total current assets	1,042	1,047
Investment in unconsolidated entities	17	36
Deferred income taxes	10	13
Other long-term assets	43	48
Property and equipment:
Land	80	84
Buildings	277	296
Machinery and equipment	2,368	2,406
	2,725	2,786
Less accumulated depreciation	(1,833)	(1,735)
	892	1,051
Goodwill	124	122
Other intangible assets, net	56	65
Total assets	$2,184	$2,382
Liabilities and Deficit
Current liabilities:
Accounts payable	$311	$386
Debt payable within one year	69	80
Interest payable	96	82
Income taxes payable	24	15
Accrued payroll and incentive compensation	58	78
Other current liabilities	160	123
Total current liabilities	718	764
Long-term liabilities:
Long-term debt	3,475	3,698
Long-term pension and post employment benefit obligations	224	224
Deferred income taxes	14	12
Other long-term liabilities	164	161
Total liabilities	4,595	4,859
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2016 and December 31, 2015	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(8)	(15)
Accumulated deficit	(2,633)	(2,692)
Total Hexion Inc. shareholder’s deficit	(2,410)	(2,476)
Noncontrolling interest	(1)	(1)
Total deficit	(2,411)	(2,477)
Total liabilities and deficit	$2,184	$2,382

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2016	2015
Cash flows (used in) provided by operating activities
Net income (loss)	$59	$(29)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	101	102
Accelerated depreciation	127	—
Deferred tax expense	3	2
Gain on step acquisition	—	(5)
Gain on dispositions	(240)	—
Gain on extinguishment of debt	(47)	(14)
Unrealized foreign currency (gains) losses	(40)	19
Other non-cash adjustments	3	3
Net change in assets and liabilities:
Accounts receivable	(88)	(30)
Inventories	(32)	14
Accounts payable	(35)	(25)
Income taxes payable	26	10
Other assets, current and non-current	(27)	13
Other liabilities, current and long-term	59	6
Net cash (used in) provided by operating activities	(131)	66
Cash flows provided by (used in) investing activities
Capital expenditures	(91)	(122)
Capitalized interest	(1)	—
Purchase of business, net of cash acquired	—	(7)
Proceeds from dispositions, net	281	—
Cash received on buyer’s note	45	—
Proceeds from sale of assets, net	1	1
Proceeds from sale of investments, net	—	6
Change in restricted cash	(11)	8
Investment in affiliate	(1)	—
Net cash provided by (used in) investing activities	223	(114)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(13)	(1)
Borrowings of long-term debt	461	492
Repayments of long-term debt	(643)	(393)
Long-term debt and credit facility financing fees	—	(10)
Net cash (used in) provided by financing activities	(195)	88
Effect of exchange rates on cash and cash equivalents	1	(9)
(Decrease) increase in cash and cash equivalents	(102)	31
Cash and cash equivalents (unrestricted) at beginning of period	228	156
Cash and cash equivalents (unrestricted) at end of period	$126	$187
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$210	$214
Income taxes, net	20	12
Non-cash investing activity:
Non-cash assumption of debt on step acquisition	$—	$18
Acceptance of buyer’s note	75	—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET (LOSS) INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$64	$92	$230	$265
Forest Products Resins	65	59	184	182
Corporate and Other	(17)	(18)	(50)	(54)
Total	$112	$133	$364	$393

Reconciliation:
Items not included in Segment EBITDA:
Business realignment income (costs)	$3	$(3)	$(42)	$(11)
Gain on dispositions	—	—	240	—
Gain on extinguishment of debt	3	14	47	14
Realized and unrealized foreign currency (losses) gains	(6)	(14)	3	(17)
Other	(16)	(4)	(50)	(33)
Total adjustments	(16)	(7)	198	(47)
Interest expense, net	(76)	(84)	(235)	(245)
Income tax expense	(16)	(1)	(40)	(28)
Depreciation and amortization	(30)	(34)	(101)	(102)
Accelerated depreciation	(21)	—	(127)	—
Net (loss) income	$(47)	$7	$59	$(29)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Segment EBITDA	$112	$133	$364	$393
Adjustment for dispositions (1)	—	(15)	(30)	(42)
Pro Forma Segment EBITDA	$112	$118	$334	$351
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO ADJUSTED EBITDA

September 30, 2016
LTM Period
Net income	$49
Income tax expense	46
Interest expense, net	316
Depreciation and amortization	136
Accelerated depreciation	128
EBITDA	675
Adjustments to EBITDA:
Asset impairments	6
Business realignment costs (1)	46
Realized and unrealized foreign currency gains	(11)
Gain on dispositions	(240)
Gain on extinguishment of debt	(73)
Unrealized gain on pension and postretirement benefits (2)	(13)
Other (3)	53
Cost reduction programs savings (4)	37
Adjustment for PAC and HAI dispositions (5)	(37)
Adjusted EBITDA	$443
Pro forma fixed charges (6)	$284
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.56

(1)
Primarily represents costs related to the planned facility rationalization within the Epoxy, Phenolic and Coating Resins segment, as well as headcount reduction expenses and plant rationalization costs related to cost reduction programs, termination costs, and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses and management fees, partially offset by gains on the disposal of assets.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the PAC and HAI dispositions, which both occurred during the second quarter of 2016.

(6)	Reflects pro forma interest expense based on interest rates at September 30, 2016, as if the 2016 Debt Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of September 30, 2016, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $324 at September 30, 2016).